Minutes of the Special Meeting of
            Executive Committee of Metropolitan Realty Corporation
                                March 3, 1995

Present: Wayne Doran, Robert Naftaly, Russell Flynn, Ron Yee, Tim Nichols, and F. Thomas Lewand.

Following the regularly scheduled meeting of the Executive and Audit Committees of Metropolitan Realty Corporation, the Executive Committee held a special session to consider the renewal of the contract with Mattar Consulting Services, Inc. and a pay raise for Sue Brooke.

After discussion, on motion of Mr. Naftaly, seconded by Mr. Lewand, and on the unanimous vote of the Executive Committee, it was:

RESOLVED, that the contract of Mattar Consulting Services, Inc. be extended for a period of twelve months from December 31, 1994, with an increase in compensation of 5%, and that the salary of Sue Brooke be increased 5%, effective February 15, 1995.


                              /s/ F. Thomas Lewand
                              -------------------------------------
                              F. Thomas Lewand, Assistant Secretary